EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749

AK Steel Announces $30 Million Add-On Offering of Senior Secured Notes

WEST CHESTER, OH, June 19, 2013 - AK Steel Holding Corporation (NYSE: AKS) (“AK Holding”) announced today that its subsidiary, AK Steel Corporation (“AK Steel”), has commenced a private offering of $30.0 million aggregate principal amount of 8.750% senior secured notes due 2018 (the “add-on notes”), which are being offered as an add-on to its outstanding $350.0 million aggregate principal amount of 8.750% senior secured notes due 2018 (the “existing notes”). The add-on notes will be treated as a single series with, and will have the same terms as, the existing notes. The add-on notes will be fully and unconditionally guaranteed on a senior basis by AK Holding and will be secured by substantially all real property, plant and equipment of AK Steel and proceeds thereof. AK Steel intends to use the net proceeds from the sale of the add-on notes for general corporate purposes.
The add-on notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The add-on notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the add-on notes in the offering, nor shall there be any sale of such add-on notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements
Some of the statements in this release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Holding's Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

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AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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